UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INTERNATIONAL GAME TECHNOLOGY
(Name of Registrant as Specified in Its Charter)

ADER INVESTMENT MANAGEMENT LP

ADER LONG/SHORT FUND LP

DOHA PARTNERS I LP

ADER FUND MANAGEMENT LLC

ADER INVESTMENT MANAGEMENT LLC

JASON N. ADER

RAYMOND J. BROOKS, JR.

CHARLES N. MATHEWSON

DANIEL B. SILVERS

LAURA T. CONOVER-FERCHAK

ANDREW P. NELSON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On January 27, 2013 and January 28, 2013, The Wall Street Journal published articles on-line and in print, respectively, regarding the Ader Group’s solicitation of proxies for the election of its director nominees at the 2013 annual meeting of stockholders of International Game Technology. Copies of such articles are attached hereto as Exhibits I and II, respectively, and are incorporated herein by reference.

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the “Ader Nominees”) as nominees to the board of directors of International Game Technology (the “Company”) and is soliciting votes for the election of the Ader Nominees as members of the board. The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak. The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ader Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Exhibit I

January 27, 2013, 8:49 p.m. ET

Investor Seeks IGT Board, Management Changes

By ALEXANDRA BERZON

An investment group hoping to oust some of the board and management at slot-machine company International Game Technology Inc. will begin soliciting support among fellow investors Monday.

In a letter to shareholders set to go out Monday, Jason Ader, a gambling analyst turned investor, wrote that he believes that by acquiring new Internet companies, the slot manufacturer's managers irresponsibly diverted attention and resources away from IGT's historic business of making supplies for casino companies.

Mr. Ader suggested the Las Vegas-based company focus more on its core slot-machine business that brought it success in the past and expand more into Asia and Latin America.

"We believe your company is in dire need of meaningful change at the Board and management levels," Mr. Ader wrote. "We believe IGT is at a critical point."

Mr. Ader's firm, Ader Investment Management LP, owns around 3% of IGT stock and is nominating three new directors, including former Chairman and Chief Executive Chuck Mathewson, whom he hopes investors will choose in lieu of some of the company's slate at its shareholder meeting in March.

IGT declined to comment. In a recent letter to stockholders, the company wrote that finding new growth areas such as online gambling and gambling-style online games is key because the traditional slots business is facing declining casino markets in the U.S. and fewer new casino openings, along with increased competition among rival slot manufacturers.

Mr. Ader's group "is advocating an outmoded business model that would return the Company's strategic focus to where it was ten years ago," the company wrote.

IGT has long been a juggernaut in the gambling industry as one of the main companies that design and build slot machines and other gambling systems for casinos, but its once-dominant market share has eroded in recent years, which has caused its stock price to suffer compared to shares of competitors. Amid the changes, a new team of managers with backgrounds in technology, such as CEO Patti Hart, entered the company beginning in 2009, prompting heavy turnover among its longtime sales, manufacturing and game-design leadership.

IGT shares fell four cents to $15.12 on Friday. The stock is down 4.5% over the past year.

The new group of managers pushed a series of acquisitions to build up an Internet presence in order to prepare for eventual legalization of online gambling in the U.S. and find other revenue sources in the meantime. Yet the outlook for the legalization of online gambling in the U.S. is still unclear, creating a confusing landscape for IGT and others.

In the fall, IGT stopped the operations of a poker platform it had acquired around 18 months earlier for $115 million, citing regulatory concerns.

Double Down Interactive, a startup IGT purchased that makes popular and legal Facebook games in the style of gambling, has produced growing revenues, but critics say IGT may have overpaid since the business doesn't have strong barriers to entry from others. The acquisition could cost $500 million if it hits certain targets.

Executives from casinos who are customers, meanwhile, say IGT is on a collision course to compete with them online and complain IGT hasn't spent enough time supporting new technology it developed for casinos because it has diverted some attention to these other ventures.

"They've been trying to diversify their business portfolio and change their revenue stream, but you take resources away from what their existing strategy is," said Bill McBeath, who until recently ran the Aria casino for MGM Resorts International, a major IGT customer.

Mr. Ader began buying up stock in IGT in August and began talking to management and board members about his concerns soon after.

"They need to go back to basics and reconnect with casino customers," Mr. Ader said in an interview Saturday.

It is unclear how much support Mr. Ader has from investors. Last March shareholders voted not to approve Ms. Hart's salary—a nonbinding action perceived by some observers as a vote of no confidence. Yet some big IGT investors have also said that they were supportive of the management strategy to find new growth areas online.

Revenue for IGT's fiscal year 2012, which ended in September, were $2.2 billion, up nearly 10% from the previous year, while revenue in the last quarter ended in December was up 20% due to strong sales of new slot machines and revenue from Double Down. But analysts expressed concern that its slot operations business was declining and that Double Down revenue might not be sustainable.

A battle like the one being waged by Mr. Ader's group has long been likely given the company's struggles, say close IGT observers.

"I thought something like this would happen sooner," said Todd Eilers, an independent analyst who closely studies slot-machine companies.

Copyright 2012 Dow Jones & Company, Inc. All Rights Reserved

Exhibit II

IGT

Investor Seeks to Revamp Firm’s Board, Management

A group hoping to oust some of the board and management at International Game Technology Inc. will begin soliciting support among fellow investors Monday.

In a letter to shareholders set to go out Monday, Jason Ader, a gambling analyst turned investor, wrote that he believes that by acquiring new Internet companies, the Las Vegas-based slot-machine maker’s managers irresponsibly diverted attention and resources away from IGT’s historic business of making supplies for casino companies.

Mr. Ader’s firm, Ader Investment Management LP, owns around 3% of IGT stock and is nominating three new directors, including former Chairman and Chief Executive Chuck Mathewson, whom he hopes investors will choose in lieu of some of the company’s slate at its shareholder meeting in March.

IGT declined to comment. In a recent letter to stockholders, the company wrote that finding new growth areas such as online gambling and gambling-style online games is key because the traditional slots business is facing declining casino markets in the U.S. along with increased competition among rival slot manufacturers.

Mr. Ader’s group “is advocating an outmoded business model that would return the Company’s strategic focus to where it was ten years ago,” the company wrote.

Alexandra Berzon